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                                                                  Exhibit (k)(5)


                                                                    [SHAREHOLDER
                                                                  COMMUNICATIONS
                                                               CORPORATION LOGO]



                           INFORMATION AGENT AGREEMENT


     This document will constitute the agreement between COLONIAL INTERMEDIATE HIGH INCOME FUND ("CIF"), with its principal executive offices at One Financial Center, Boston, MA 02111 and SHAREHOLDER COMMUNICATIONS CORPORATION ("SCC"), with its principal executive offices at 17 State Street, New York, NY 10005, relating to a Rights Offering (the "OFFER") of Colonial Intermediate High Income Fund (the "FUND").

The services to be provided by SCC will be as follows:


     (1)  INDIVIDUAL HOLDERS OF RECORD AND BENEFICIAL OWNERS

          TARGET GROUP. SCC estimates that it may call between 1,440 to 2,400 of the approximately 9,500 outstanding beneficial and registered shareholders of the FUND. The estimate number is subject to adjustment and SCC may actually call more or less shareholders depending on the response to the OFFER or at CIF's direction.

          TELEPHONE NUMBER LOOKUPS. SCC will obtain the needed telephone numbers from various types of telephone directories.

          INITIAL TELEPHONE CALLS TO PROVIDE INFORMATION. SCC will begin telephone calls to the target group as soon as practicable after being instructed by CIF. Most calls will be made during 10:00 A.M. to 9:00 P.M. on business days and only during 10:00 A.M. to 5:00 P.M. on Saturdays. NO CALLS WILL BE RECEIVED BY ANY SHAREHOLDER AFTER 9:00 P.M. ON ANY DAY, IN ANY TIME ZONE, UNLESS SPECIFICALLY REQUESTED BY THE SHAREHOLDER. SCC will maintain "800" lines for shareholders to call with questions about the OFFER. The "800" lines will be staffed Monday through Friday between 9:00 a.m. and 9:00 p.m. SCC will provide CIF with a weekly report reflecting the number of calls received by SCC reflecting the names and phone number, if available.

          REMAILS. SCC will coordinate remails of offering materials to the shareholders who advise us that they have discarded or misplaced the originally mailed materials. Use of overnight courier services must receive prior approval by CIF.

          REMINDER/EXTENSION MAILING. SCC will help to coordinate any targeted or broad-based reminder mailing at the request of CIF. SCC will mail only materials supplied by CIF or approved by CIF in writing.

          SUBSCRIPTION REPORTS. SCC will provide CIF and/or the dealer manager with subscription indications beginning not less than 7 business days prior to expiration of the OFFER. These reports are based solely on verbal indications received from the reorganization departments of each participating broker dealer.



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                                                                  COMMUNICATIONS
                                                               CORPORATION LOGO]



     (2)  BANK/BROKER SERVICING

          SCC will contact all banks, dealers and other nominee shareholders ("sponsors") holding stock as shown on appropriate portions of the shareholder lists to ascertain quantities of offering materials needed for forwarding to beneficial owners.

          SCC will deliver offering materials by messenger to New York City based intermediaries and by Federal Express or other means to non-New York City based intermediaries. SCC will also follow-up by telephone with each intermediary to insure receipt of the offering materials and to confirm timely remailing of materials to the beneficial owners.

          SCC will maintain frequent contact with intermediaries to monitor shareholder response and to insure that all liaison procedures are proceeding satisfactorily. In addition, SCC will contact beneficial holders directly, if possible, and do whatever may be appropriate or necessary to provide information regarding the OFFER to this group.

          SCC will, as frequently as practicable, report to CIF with responses from intermediaries.

     (3)  PROJECT FEE

          In consideration for acting as Information Agent SCC will receive a project fee of $10,000.

     (4)  ESTIMATED EXPENSES

          SCC will be reimbursed by CIF for its reasonable out-of-pocket expenses incurred provided that SCC submits to CIF an expense report, itemizing such expenses and providing copies of all supporting bills in respect of such expenses. If the actual expenses incurred are less than the portion of the estimated high range expenses paid in advance by CIF, CIF will receive from SCC a check payable in the amount of the difference at the time that SCC sends its final invoice for the second half of the project fee.

          SCC's expenses are estimated as set forth below and the estimates are based largely on data provided to SCC by CIF. In the course of the OFFER the expenses and expense categories may change due to changes in the OFFER schedule or due to events beyond SCC's control, such as delays in receiving offering material and related items. In the event of a change of 10% or more from the total expenses estimated or new expenses not originally contemplated, SCC will notify CIF by phone and/or by letter for prior approval of such expenses.



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                                                                    [SHAREHOLDER
                                                                  COMMUNICATIONS
                                                               CORPORATION LOGO]



ESTIMATED EXPENSES                                          Low Range    High Range
                                                            ---------    ----------

DATA HANDLING AND PREPARATION

Telephone # Lookup - Account Consolidation,
Computer Match and Information Operators (blended rate)
4,800 @ $.35  .............................................  $ 1,680      $ 1,680

INBOUND/OUTBOUND INFORMATION CAMPAIGN
Outbound Telephone Calls
1,440 to 2,400 @ $2.75 (registered & NOBO holders) ........    3,960        6,600
1,000 to 1,400 @ $2.75 (Reorganization Calls) .............    2,750        3,850

Inbound "800" Telephone Calls
(Shareholders, Banks, Brokers and Financial Advisors)
475 to 760 @ $2.75 ........................................    1,306        2,090

MAILING & DISTRIBUTION
Bank/Broker Distribution (freight, messenger and FedEx) ...      950        1,750

Miscellaneous expenses - Fax, FedEx,
postage, search and related items .........................      250          400
                                                             -------      -------

     TOTAL ESTIMATED EXPENSES .............................  $10,896      $16,370




     (5)  PERFORMANCE

          SCC will use its best efforts to achieve the goals of CIF but SCC is not guaranteeing a minimum success rate. SCC's Project Fee as outlined in Section 3 or Expenses as outlined in Section 4 are not contingent on success or failure of the OFFER.

          SCC's strategies revolve around a telephone information campaign. The purpose of the telephone information campaign is to raise the overall awareness amongst shareholders of the OFFER and help shareholders better understand the transaction. This in turn may result in a higher overall response.

     (6)  COMPLIANCE

          SCC agrees that all activities by SCC and by others on behalf of SCC pursuant to this Agreement shall be conducted in compliance with all applicable (i) federal and state laws and regulations, including, but not limited to all federal and state securities laws and regulations, and (ii) requirements of the National Association of Securities Dealers, Inc. and the New York Stock Exchange.

          CIF agrees that all activities by CIF and by others (other than by, or on behalf of SCC) on behalf of CIF pursuant to this Agreement shall be conducted in compliance with all applicable (i) federal and state laws and regulations, including, but not limited to all federal and state securities laws and regulations, and (ii) requirements of the National Association of Securities Dealers, Inc.





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                                                                    [SHAREHOLDER
                                                                  COMMUNICATIONS
                                                               CORPORATION LOGO]



          In rendering the services contemplated by this Agreement, SCC agrees not to make any representations, oral or written that are not contained in the FUND's current Prospectus for the OFFER, unless previously authorized to do so in writing by CIF.

     (7)  PAYMENT

          Payment for one half the project fee ($5,000) and one half the estimated high range expenses ($8,185) for a total of $13,185 will be made at the signing of this contract. The balance, if any, will be paid by CIF due thirty days after SCC sends its final invoice.

     (8)  DISSEMINATION OF INFORMATION

          In rendering the services contemplated by this Agreement, SCC agrees that neither SCC, nor any person or entity acting on behalf of SCC shall (i) mail or otherwise distribute any written materials unless such materials have been provided by CIF to SCC for distribution, or such distribution has been approved by CIF in advance in writing, (ii) make any oral representations or other statements to any person or entity relating in anyway to the FUND or the OFFER other than as set forth in (A) written materials provided by CIF to SCC for use by SCC in oral communications pursuant to this Agreement or (B) the then current prospectus for the OFFER. In connection with representations or other statements based on information set forth in such prospectus, SCC shall take appropriate steps to ensure that information is presented in a manner that is fair, balanced and not misleading.

     (9)  TRAINING

          SCC shall at its own expense provide training to all persons who are to be involved in communications with shareholders or intermediaries so as to ensure that all such persons review carefully and understand the OFFER and the prospectus for the FUND so as to be in a position to effectively communicate with shareholders and the intermediaries. Training materials will be based solely on the information provided in the prospectus or supplemented by CIF.


     (10) MISCELLANEOUS

          SCC will hold in confidence and will not use nor disclose to third parties information we receive from CIF, or information developed by SCC based upon such information we receive, except for information which was public at the time of disclosure or becomes part of the public domain without disclosure by SCC or information which we learn from a third party which does not have an obligation of confidentiality to CIF or the FUND.










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                                                                    [SHAREHOLDER
                                                                  COMMUNICATIONS
                                                               CORPORATION LOGO]

          In the event the project is cancelled for an indefinite period of time after the signing of this Agreement and before the expiration of the OFFER, SCC will be reimbursed by CIF for any expenses incurred and a pro rata portion of the project fee as calculated based upon the number of days lapsed from the signing of this Agreement through the original expiration date.

          CIF agrees to indemnify, hold harmless, reimburse and defend SCC, and its officers, agents and employees, against all claims or threatened claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees and expenses) of any nature, incurred by or imposed upon SCC, or any of its officers, agents or employees, which results, arises out of or is based upon services rendered to CIF in accordance with the provisions of this AGREEMENT, provided that such services are rendered to CIF without any negligence, willful misconduct, bad faith or reckless disregard on the part of SCC, or its officers, agents and employees. SCC agrees to advise the FUND of any claim or liability promptly after receipt of any notice thereof. The FUND shall not be liable for any settlement without its written consent.


          This agreement will be governed by and construed in accordance with the laws of the State of New York. This AGREEMENT sets forth the entire AGREEMENT between SCC and CIF with respect to the agreement herein and cannot be modified except in writing by both parties.

         IN WITNESS WHEREOF, the parties have signed this AGREEMENT this _____ day of May 1998.




COLONIAL INTERMEDIATE                         SHAREHOLDER COMMUNICATIONS
HIGH INCOME FUND                              CORPORATION



By                                            By
  ----------------------------                   ----------------------------
                                                 Robert S. Brennan
                                                 Vice President